EXHIBIT 99.1


    CONTACT:  Jeri Love                          Doug Kline or Pat Riddle
              Pacific Enterprises                SDG&E
              Corporate Communications           Corporate Communications
              (213) 244-3030                     (619) 696-4292
              24 hours                                  or
              http://www.pacent.com              (619) 526-9555
                                                 after hours pager

              ENOVA CORPORATION AND PACIFIC ENTERPRISES ANNOUNCE

                        STRATEGIC COMBINATION OF EQUALS

     -- Combination to Benefit Shareholders and Customers of Both Companies --

          -- Combination Builds on Increasing Competitive Environment in Energy and Energy-Related Services in California Marketplace --

              -- New Company a  Natural Outgrowth  of California
                         Energy Industry Restructuring --

         SAN DIEGO AND LOS ANGELES, OCTOBER 14,1996 -- Enova Corporation and Pacific Enterprises today jointly announced an agreement, which both Boards have unanimously approved, for the combination of the two companies. This strategic combination will combine Pacific Enterprises, the parent of Southern California Gas Company, the largest natural gas distribution company in the United States, with Enova Corporation, the parent company of San Diego Gas & Electric, the investor-owned utility with the lowest rates in the State of California.

                                     --MORE--

    The new company, to be headquartered in San Diego, will have a combined market value of $5.2 billion.

         Thomas A. Page, Chairman of Enova Corporation, and Willis B. Wood, Chairman and Chief Executive Officer of Pacific Enterprises, said, We are very excited about the company we are creating. The strategic combination of Pacific Enterprises and Enova Corporation grows naturally from the deregulation and electric industry restructuring that is reshaping the energy industry in California as well as throughout the nation. Our shareholders, communities and customers we serve will all benefit from this combination. This transaction strategically joins two excellent companies of similar market capitalization, with similar visions of the future of the industry, and with highly complementary operations that are geographically contiguous. The new combined company will pursue unregulated businesses that will focus on providing customers with new energy products and services in the competitive marketplace arising from deregulation. This will strengthen California s economy and spur the move to an increasingly competitive energy industry.

         Pacific Enterprises shareholders will receive 1.5038 shares of the new parent company s common stock for each share of Pacific Enterprises common stock they own, and Enova Corporation shareholders will receive 1.0 share of the

                                     --MORE--


    new parent company s common stock for each share of Enova Corporation common stock. The combination will not amend any other class of capital stock of Pacific Enterprises or Enova Corporation, or their subsidiaries. The exchange of shares for both Pacific Enterprises and Enova Corporation shareholders is expected to be tax free, and the transaction will be a pooling of interests for accounting purposes. Enova Corporation and Pacific Enterprises expect to set the new company s dividend at the rate of $1.56 per share, which is currently the dividend paid to Enova Corporation shareholders.

         Pacific Enterprises and Enova Corporation expect their combination to produce cost savings of approximately $1.2 billion over the next 10 years through synergies and economies of scale. The cost savings will be derived mainly from combining and reducing management and administrative functions of both companies. Shareholders and customers will share the benefits of these savings.

         The new company will have approximately 6 million utility customers -- the largest number of customers of any investor-owned energy utility in the United States -- with the size and scope to position the new company to be a prominent competitor

                                     --MORE--

    in the emerging and increasingly competitive unregulated energy services business. Pacific Enterprises brings substantial gas expertise to complement the gas expertise of Enova Corporation, and Enova Corporation brings electric business knowledge to the combination. The new company also will be financially stronger. It will have significant operating cash flows and a solidly capitalized balance sheet. These will enable it to be very competitive in pursuing new business opportunities in energy services.

         Headquarters for the new company will be located in San Diego. Pacific Enterprises operating subsidiaries, including Southern California Gas Company, and Enova Corporation s operating subsidiaries, including San Diego Gas & Electric, will continue to operate under their existing names. The headquarters of Southern California Gas Company will stay in Los Angeles and the headquarters of San Diego Gas & Electric will stay in San Diego.

         The new parent company will combine the high-quality management of Pacific Enterprises and Enova Corporation. Richard
    D. Farman, President and Chief Operating Officer of Pacific
    Enterprises, will become Chairman and Chief Executive

                                     --MORE--

    Officer; and Stephen L. Baum, President and Chief Executive Officer of Enova Corporation, will become Vice Chairman, President and Chief Operating Officer. Baum will become CEO two years after the effective date of the merger, and will add the title of Chairman by September 2000, when Farman retires. Baum will chair a transition committee and coordinate its activities with the concurrence of Farman. Warren Mitchell, President of Southern California Gas Company, will become President and the principal executive officer of the new company's regulated operations; and Donald E. Felsinger, President and CEO of San Diego Gas & Electric, will become President and the principal executive officer of the unregulated businesses, both reporting to the new Office of the Chairman which will consist of Farman and Baum. Thomas A. Page, Chairman of Enova Corporation, will retire at the end of December 1997, and Willis B. Wood, Chairman and Chief Executive Officer of Pacific Enterprises, will retire upon completion of the transaction.

         The Board of the new company, which will include Farman and Baum, will have an equal number of outside directors from both companies.

                                     --MORE--

         The combination, which is subject to regulatory approvals and the approvals of the shareholders of both Enova Corporation and Pacific Enterprises, is expected to close by the end of 1997, consistent with the California Public Utilities Commission s implementation of electric industry restructuring in January 1998. In order to prepare for competition as soon as possible, Pacific Enterprises and Enova Corporation intend to form a new joint venture that will use their combined skills, capabilities and resources to provide integrated energy and energy-related products and services to select market segments. Headquarters of the joint venture will be located in Los Angeles.

         Farman said, The State of California will be a particular beneficiary of our merger. The new California company will be more competitive. Utility customers will directly benefit through lower costs. The combination of the cost-management expertise and service-quality-related skills of the two companies will strengthen the combined enterprises and benefit customers and shareholders alike. The new company will be a vigorous competitor with the two giant utilities in the state and their unregulated affiliates, as well as with out-of-state utilities and energy providers. Our new, stronger company will ultimately provide new jobs for California in our growth-oriented unregulated businesses.

                                     --MORE--

          Companies that will succeed in the future energy industry are those that will be able to deliver energy and energy-related services in whichever form customers prefer, at the most competitive prices. Through this transaction, we will create an enterprise that can develop and market new products and services, while, our utility customers will continue to do business with San Diego Gas & Electric Company and Southern California Gas Company, which they already know and trust. Our companies have achieved an outstanding record of customer satisfaction and will continue to maintain a strong commitment to safety and excellent customer service, said Baum.

         On a pro forma basis, the new company will have a relatively balanced revenue base from its operations, with about 60% of its revenue from gas operations, about 35% from electric operations, with the rest coming from other operations.

         In addition to the cost savings realized by the utility subsidiaries significant incremental revenues for the new company are expected to result from plans of the unregulated segment to market competitive products and services in California, and grow nationally and internationally.

                                     --MORE--

         Baum said, Shareholders of both companies will benefit from the long-term growth opportunities and from substantial cost savings that the combined entity will enjoy. We believe that Enova Corporation shareholders will find the new company s enhanced long-term growth potential particularly attractive, while Pacific Enterprises shareholders will also benefit from an increase in their dividend.

          Individually, Pacific Enterprises and Enova Corporation are financially strong companies with a history of innovation and customer focus, and a strong commitment to workforce diversity, minority procurement and support of the communities they serve, said Farman. Together, we will be even stronger in all these areas. We look forward to becoming a leading energy company as our industry increasingly moves towards deregulation both regionally and nationally. Both companies have begun to offer energy-related services in out-of-state markets, and in the international arena, Pacific Enterprises has utility investments in Argentina and the two companies are partners in new energy-distribution ventures in Mexico. Our new joint venture will further our combined efforts and shared vision.

                                 * * *

    Pacific Enterprises (NYSE:PET) is a Los Angeles-based energy services company whose principal subsidiary is Southern
    California Gas Company, the nation's largest natural gas distribution utility.

         Founded 110 years ago in San Francisco as the Pacific Lighting Corporation, Pacific Enterprises originally marketed gas lighting. Over the years the company acquired several small

                                   --MORE--

    gas utility systems in Southern California, gradually combining them into Southern California Gas Company. More recently, the company strategically realigned its operations in 1995 to focus its people and resources more closely on customer needs to become a more effective competitor in the utility/energy marketplace.

         With over 4.7 million meters in 535 communities, Southern California Gas Company s service territory covers 23,000 square miles, and a population of 17 million. It is the largest of Pacific Enterprises subsidiaries, which include Pacific Enterprises International, and Energy Management Services. PE has interests in interstate and offshore natural gas pipelines, international utility operations, electricity generation through alternative energy sources and centralized heating and cooling operations for large building complexes.

        Pacific Enterprises has $2.3 billion in revenues, a market capitalization of $2.7 billion, and $4.8 billion in total assets.

        Enova Corporation (NYSE:ENA), based in San Diego, is a leading energy management company providing electricity, gas and value-added products and services, with $1.87 billion in revenues, $4.7 billion in assets and 3,900 employees. Enova Corporation is the parent company of San Diego Gas & Electric (SDG&E) and six other U.S. based subsidiaries -- Enova Energy, Enova International, Enova Technologies, Enova Financial, Califia and Pacific Diversified Capital.

                                    --MORE--

        SDG&E accounted for 97 percent of Enova Corporation s 1995 revenues. SDG&E is an operating public utility that provides regulated electric service to 1.2 million customers in San Diego and southern Orange counties, and regulated gas service to 700,000 customers in San Diego County. The SDG&E service area encompasses 4,100 square miles, covering two counties and 25 cities.

        SDG&E purchases 62 percent of its power from other producers and generates the rest from its two fossil-fuel plants in Carlsbad, California, and Chula Vista, California, and the San Onofre Nuclear Generating Station (SONGS) in San Clemente,
    California in which SDG&E owns a 20-percent stake.

        SDG&E is the 37th largest electric and gas utility in the nation in total revenues and the 20th largest in total customers. Enova Corporation is the largest public company in San Diego in terms of both total revenues and net income.

                                     ###


              Enova Corporation & Pacific Enterprises Comparisons

                               Enova Corporation   Pacific Enterprises

    Total Revenue                  $1.87 billion       $2.38 billion

    Net Income                     $233 million        $185 million

    Total Assets                   $4.67 billion       $5.26 billion

    Earnings Per Share             $1.94               $2.12

    Dividends Per Share            $1.56               $1.44
    (indicated annual*)

    Shares Outstanding             116.5 million       82.3 million

    Employees                      3,900               7,860

    Customers                      1.2 million         4.7 million

    Population Served              3 million           17 million
    Headquarters

    *Current